EXHIBIT 23.2



                         March 3, 1995




Enron Oil & Gas Company
1400 Smith Street
Houston, Texas 77002

Gentlemen:

     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, to be filed with the Securities and Exchange Commission on or about March 15, 1995, of the references to our firm and to our opinions delivered to Enron Oil & Gas Company (Company) relating to our comparison of estimates prepared by us to those furnished to us by the Company of proved oil, condensate, natural gas liquids, and natural gas reserves of certain selected properties owned by the Company as expressed in our letter reports dated January 20, 1993, January 27, 1994, and January 13, 1995, for estimates as of January 1, 1993, January 1, 1994, and January 1, 1995, respectively, which are included in the section "Supplemental Information to Consolidated Financial Statements - Oil & Gas Producing Activities" in the Company's Annual Report on Form 10-K for the year ended December 31, 1994. We also consent to the incorporation by reference in the Registration Statement on Form S-8 of our letter report dated January 13, 1995, addressed to the Company, which is included as Exhibit 23.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994.

                               Very truly yours,



                               DeGOLYER and MacNAUGHTON